Exhibit 99.1

Pzena Investment Management, Inc. Completes Transaction to Become Private Company

NEW YORK, October 31, 2022 – Pzena Investment Management, Inc. (NYSE: PZN) (“PZN”) today announced the completion of its previously announced take-private transaction. Effective today, PZN will operate as a privately-held company owned by the existing partners of Pzena Investment Management, LLC. PZN stockholders approved the transaction at a special meeting on October 27, 2022.

As a result of the completion of the transaction, PZN Class A stockholders will receive $9.60 per share in cash for each Class A share owned immediately before the closing of the transaction. PZN stock ceased trading prior to market open today and will no longer be listed on the New York Stock Exchange.

“We are excited to start this next chapter for our firm as a private company,” said CEO Richard Pzena. “I would like to thank our employees, clients, partners, and stockholders for their support during this process and look forward to enhancing our ability to deliver investment excellence on behalf of our clients.”

Additional details can be found on a Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).